                          Shareholder Service Agreement

This agreement is between IDS Discovery Fund, Inc. (the "Fund") and American Express Financial Advisors Inc., the principal underwriter of the Fund, for services to be provided to shareholders by personal financial advisors and other servicing agents. It is effective on the first day the Fund offers multiple classes of shares.

American Express Financial Advisors represents that shareholders consider their financial advisor or servicing agent a significant factor in their satisfaction with their investment and, to help retain financial advisors or servicing agents, it is necessary for the Fund to pay annual servicing fees to financial advisors and other servicing agents.

American Express Financial Advisors represents that fees paid to financial advisors will be used by financial advisors to help shareholders thoughtfully consider their investment goals and objectively monitor how well the goals are being achieved. As principal underwriter, American Express Financial Advisors will use its best efforts to assure that other distributors provide comparable services to shareholders for the servicing fees received.

American Express Financial Advisors agrees to monitor the services provided by financial advisors and servicing agents, to measure the level and quality of services provided, to provide training and support to financial advisors and servicing agents and to devise methods for rewarding financial advisors and servicing agents who achieve an exemplary level and quality of services.

The Fund agrees to pay American Express financial advisors and other servicing agents 0.15 percent of the net asset value for each shareholder account assigned to a financial advisor or servicing agent that holds either Class A or Class B shares. In addition, the Fund agrees to pay American Express Financial Advisors' costs to monitor, measure, train and support services provided by financial advisors or servicing agents up to 0.025 percent of the net asset value for each shareholder account assigned to a financial advisor or servicing agent that holds either Class A or Class B shares. The Fund agrees to pay American Express Financial Advisors in cash within five (5) business days after the last day of each month.

American Express Financial Advisors agrees to provide the Fund, prior to the beginning of the calendar year, a budget covering its expected costs to monitor, measure, train and support services and a quarterly report of its actual expenditures. American Express Financial Advisors agrees to meet with representatives of the Fund at their request to provide information as may be reasonably necessary to evaluate its performance under the terms of this agreement.

American Express Financial Advisors agrees that if, at the end of any month, the expenses of the Fund, including fees under this agreement and any other agreement between the Fund and American Express Financial Advisors or American Express Financial Corporation, but excluding taxes, brokerage commissions and charges in connection with the purchase and sale of assets exceed the most restrictive applicable state expense limitation for the Fund's current fiscal year, the Fund shall not pay fees and expenses under this agreement to the extent necessary to keep the Fund's expenses from exceeding the limitation, it being understood that American Express Financial Advisors will assume all unpaid expenses and bill the Fund for them in subsequent months but in no event can the accumulation of unpaid expenses or billing be carried past the end of the Fund's fiscal year.

This agreement shall continue in effect for a period of more than one year so long as it is reapproved at least annually at a meeting called for the purpose of voting on the agreement by a vote, in person, of the members of the Board who are not interested persons of the Fund and have no financial interest in the operation of the agreement, and of all the members of the Board.

This agreement may be terminated at any time without payment of any penalty by a vote of a majority of the members of the Board who are not interested persons of the Fund and have no financial interest in the operation of the agreement or by American Express Financial Advisors. The agreement will terminate automatically in the event of its assignment as that term is defined in the Investment Company Act of 1940. This agreement may be amended at any time provided the amendment is approved in the same manner the agreement was initially approved and the amendment is agreed to by American Express Financial Advisors.

Approved this 20th day of March, 1995.

IDS DISCOVERY FUND, INC.


/s/  Leslie L. Ogg
     Leslie L. Ogg
     Vice President

AMERICAN EXPRESS FINANCIAL ADVISORS INC.


/s/  Janis E. Miller
     Vice President